Exhibit 99.1

For investors:
Mark H. Tubb, 205-745-2627
mark.tubb@walterenergy.com
or
For media:
Thomas F. Hoffman, 205-745-2612
tom.hoffman@walterenergy.com

Walter Energy Announces Second Quarter 2014 Results

Metallurgical Coal Sales of 2.7 Million Metric Tons

Metallurgical Coal Cash Cost of Sales per Metric Ton Improved 18.3%

Liquidity of $646 Million

BIRMINGHAM, AL  — July 31, 2014 — Walter Energy, Inc. (NYSE:WLT), a leading, publicly traded “pure-play” producer of metallurgical (“met”) coal for the global steel industry, today announced results for the quarter ended June 30, 2014.

“Our operations performed well in the second quarter,” said Walt Scheller, Chief Executive Officer. “We controlled costs, reduced inventories, and had solid coal production and sales despite idling our Canadian mines. In addition, we kept tight control over our capital spending as well as selling, general and administrative costs.

“We also improved liquidity and financial flexibility through our recent successful notes offering,” Scheller continued. “I believe we have made great strides in positioning the Company to manage through the current difficult market for met coal.”

Consolidated Financial Results

Walter Energy reported a net loss of $151.4 million, or $2.33 loss per diluted share, in the second quarter of 2014, compared with a net loss of $34.5 million, or $0.55 loss per diluted share, in the second quarter of 2013. The adjusted net loss for the quarter, which excludes certain unusual items, was $128.3 million, or $1.97 loss per diluted share, as compared with an adjusted net loss for the prior-year period of $34.7 million, or $0.55 loss per diluted share. A reconciliation of net loss to adjusted net loss is provided in the Company’s “Reconciliation of Non-GAAP Financial Measures” included with this release.

Second quarter 2014 consolidated revenues totaled $378.4 million, compared with $441.5 million in the second quarter of 2013, reflecting a decrease in average met coal selling prices of $36.20 per metric ton (“MT”), partially offset by an increase of 0.3 million MTs in met coal sales volume. Second quarter results also reflected lower met coal cash cost of sales of $22.34 per ton and a reduction in selling, general and administrative (“SG&A”) expenses.

In April 2014, the Company announced its plans to begin idling its mining operations in Canada, including the Wolverine and Brazion coal mines in British Columbia. The Wolverine mine was placed on idle status in April and the Brazion mining operations (which include the Company’s Brule and Willow Creek mines) were placed on idle status in June. Costs recorded in the quarter for idling these operations totaled $18.0 million, representing restructuring charges of $7.1 million, primarily for severance, idle mine costs of $4.5 million and transportation take or pay charges of $6.4 million, both of which are recorded in cost of sales.

An impairment charge of $23.0 million also was recorded for the estimated loss on sale of the Blue Creek Coal Terminal assets which are classified as assets held for sale.

In April 2014, the Company issued 3.15 million shares of common stock in exchange for $35.0 million in aggregate principal amount of the Company’s 9.875% Senior Notes due 2020 resulting in a net gain of $11.4 million. This debt retirement will reduce annual interest expense by approximately $3.5 million.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter was a loss of $17.2 million, and adjusted EBITDA was $11.6 million, compared with adjusted EBITDA of $36.7 million for the second quarter 2013. A reconciliation of net loss to EBITDA and adjusted EBITDA is provided in the Company’s “Reconciliation of Non-GAAP Financial Measures” included with this release.

Metallurgical Coal Sales Volume and Pricing

Second quarter 2014 met coal sales volumes, including both hard coking coal (“HCC”) and low-volatility (“low-vol”) pulverized coal injection product (“PCI”), was 2.7 million metric tons (“MMTs”), representing an increase of 0.3 MMTs compared with the prior-year comparable quarter.

HCC sales volume was 2.3 MMTs compared with 2.0 MMTs in 2013. The average selling price for HCC was $114.43 per MT, down from $153.54 per MT in the second quarter of 2013.

Low-vol PCI sales volume totaled 0.4 MMTs, down 0.1 MMTs from the prior-year period, at an average selling price of $109.37 per MT compared with $135.55 per MT in 2013.

Metallurgical Coal Cash Cost of Sales

Met coal cash cost of sales for the second quarter of 2014 averaged $99.70 per MT, down $22.34, or 18.3%, compared with the second quarter of 2013, driven by continued improvement in mining costs.

Metallurgical Coal Production

Met coal production was 2.4 MMTs in the quarter, compared with 2.9 MMTs in the prior-year period, with the decrease primarily resulting from the idling of the Canadian mining operations in the current quarter.

Met coal cash cost of production averaged $72.97 per MT in the quarter, down $5.50 per MT, or 7.0%, as compared with the prior-year quarter.

Other Expenses

SG&A expenses totaled $19.0 million in the quarter, compared with $27.1 million in the prior year quarter.

Interest expense, net for the quarter totaled $73.4 million compared with $53.0 million in 2013. The increase in interest expense for the quarter was primarily due to an increase in long-term debt and higher interest rates.

Income Taxes

The Company recognized an income tax benefit of $9.1 million in the second quarter, compared to an income tax benefit of $49.8 million in the prior-year period. The income tax benefit for the three months ended June 30, 2014 excludes the tax effect of U.S operating losses as there is currently not adequate evidence that such benefit would be realized.

Capital Expenditures

Capital expenditures totaled $31.2 million, compared with $46.2 million in 2013, which reflects the Company’s continued focus on disciplined spending in light of ongoing weak market conditions. The Company expects full-year 2014 capital spending to total approximately $120 million.

Liquidity

Available liquidity was $563.9 million at the end of the quarter, consisting of cash and cash equivalents of $293.5 million plus $270.4 million in availability under the Company’s $313.8 million revolving credit facilities, net of outstanding letters of credit of $43.4 million.

On July 14, 2014, the Company issued $320 million in principal amount of 9.5% senior secured notes. As a result of the issuance, the amount of cash and cash equivalents increased and overall liquidity improved. Giving pro-forma effect to the notes offering, quarter-end liquidity would have been $645.6 million, consisting of cash and cash equivalents of $612.1 million plus $33.5 million in availability under the Company’s $76.9 million revolving credit facilities, net of outstanding letters of credit of $43.4 million.

The Company has no significant debt maturities until 2018.

Outlook

The Company expects full-year 2014 met coal production to be between 9.0 and 10.0 MMTs and full-year 2014 met coal sales volume to total between 9.5 and 10.5 MMTs, a reduction from the previous outlook of 10.5 to 11.5 MMTs, primarily because the Company’s principal coal transportation provider at the Brule mine in Canada ceased operations in June.

Use of Non-GAAP Measures

This release contains the use of certain U.S. non-GAAP (“Generally Accepted Accounting Principles”) measures. These non-GAAP measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP measures may not be comparable to other similarly titled measures used by other entities. A reconciliation of non-GAAP to GAAP measures is provided in the financial section of this release.

Conference Call Webcast

The Company will hold a webcast to discuss second quarter 2014 results on Thursday, July 31, 2014, at 10:00 a.m. ET. To listen to the live event, visit www.walterenergy.com.

About Walter Energy

Walter Energy is a leading, publicly traded “pure-play” metallurgical coal producer for the global steel industry with strategic access to steel producers in Europe, Asia and South America. The Company also produces thermal coal, anthracite, metallurgical coke and coal bed methane gas. Walter Energy employs approximately 2,900 employees, with operations in the United States, Canada and United Kingdom. For more information about Walter Energy, please visit www.walterenergy.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Forward-looking statements are based on information available to management at the time, and they involve judgments and estimates. Forward-looking statements include expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “predict,” “will,” and similar terms and expressions. These forward-looking statements are made based on expectations and beliefs concerning future events affecting Walter Energy and are subject to various risks, uncertainties and factors relating to Walter Energy’s operations and business environment, all of which are difficult to predict and many of which are beyond Walter Energy’s control, which could cause Walter Energy’s actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from Walter Energy’s forward-looking statements: unfavorable economic, financial and business conditions; a substantial or extended decline in pricing, demand, and other factors beyond Walter Energy’s control; failure of Walter Energy’s customers to honor or renew contracts; Walter Energy’s ability to collect payments from its customers; inherent risks in coal mining that are beyond Walter Energy’s control; title defects preventing Walter Energy from (or resulting in additional costs for) mining its mineral interests; concentration of Walter Energy’s mining operations in a limited number of areas; a significant reduction of or loss of purchases by Walter Energy’s largest customers; unavailability or uneconomical transportation for Walter Energy’s coal; significant competition and foreign currency fluctuation; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; work stoppages, labor shortages and other labor relations matters; Walter Energy’s ability to hire and retain a skilled labor force; risks associated with Walter Energy’s reclamation and mine closure obligations; inaccuracies in Walter Energy’s estimates of coal reserves; Walter Energy’s ability to develop or acquire coal reserves in an economically feasible manner; challenges to Walter Energy’s licenses, permits and other authorizations; failure to meet project development and expansion targets; risks associated with operating in foreign jurisdictions; risks associated with environmental, health and safety laws and regulations; risks associated with federal, state and provincial regulatory agencies’ authority to order temporary or permanent closure of Walter Energy’s mines; increased focus by regulatory authorities on the effects of surface coal mining on the environment; risks related to climate change concerns; risks related to Walter Energy’s operations’ impact on the environment; risks related to Walter Energy’s indebtedness; Walter Energy’s ability to generate cash for its financial obligations, to refinance its indebtedness or to obtain additional financing; Walter Energy’s ability to incur additional indebtedness; restrictions in Walter Energy’s existing and future debt agreements; events beyond Walter Energy’s control that may result in an event of default under one or more of its debt instruments; downgrades in Walter Energy’s credit ratings; failure to obtain or renew surety bonds on acceptable terms that could affect Walter Energy’s ability to secure reclamation and coal lease obligations; costs associated with Walter Energy’s pension and benefits, including post-retirement benefits; costs associated with Walter Energy’s workers’ compensation and certain medical and disability benefits; adverse rulings in current or future litigation; Walter Energy’s ability to attract and retain key personnel; Walter Energy’s ability to identify or integrate suitable acquisition candidates to promote growth; volatility in the price of Walter Energy’s common stock; Walter Energy’s ability to pay regular dividends to stockholders; Walter Energy’s exposure to indemnification obligations; risks associated with terrorist attacks and threats and escalation of military activity in response to such attacks; risks associated with cyber-attacks or other security breaches; and other risks and uncertainties including those described in Walter Energy’s filings with the SEC. Forward-looking statements made by Walter Energy in this release, or elsewhere, speak only as of the date on which the statements were made. You are advised to read the risk factors in Walter Energy’s most recently filed Annual Report on Form 10-K and subsequent filings with the SEC, which are available on Walter Energy’s website at www.walterenergy.com and on the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Walter Energy to predict these events or how they may affect it or its anticipated results. Walter Energy has no duty to, and does not intend to, update or revise the forward-looking statements in this release, except as may be required by law. In light of these risks and uncertainties, readers should keep in mind that any forward-looking statement made in this press release may not occur. All data presented herein is as of the date of this release unless otherwise noted.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
($ in thousands, except per share and share amounts)
Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2014	2013	2014	2013
Revenues:
Sales	$377,982	$437,798	$783,211	$927,407
Miscellaneous income	369	3,698	9,025	5,432
	378,351	441,496	792,236	932,839

Costs and expenses:
Cost of sales (exclusive of depreciation and depletion) (1)	343,761	367,616	693,636	788,550
Depreciation and depletion	69,816	68,320	146,240	149,510
Selling, general and administrative	19,002	27,129	39,781	57,803
Postretirement benefits	13,869	14,725	27,738	29,450
Restructuring and asset impairments (2)	31,342	(5,741)	31,342	1,699
	477,790	472,049	938,737	1,027,012

Operating loss	(99,439)	(30,553)	(146,501)	(94,173)
Interest expense, net (3)	(73,402)	(52,985)	(138,834)	(98,952)
Gain (loss) on extinguishment of debt (4)	11,397	—	(2,492)	(6,001)
Other income (loss), net	978	(714)	(778)	(609)
Loss before income tax benefit	(160,466)	(84,252)	(288,605)	(199,735)
Income tax benefit (5)	(9,075)	(49,760)	(45,036)	(115,799)
Net loss	$(151,391)	$(34,492)	$(243,569)	$(83,936)

Basic and diluted net loss per share	$(2.33)	$(0.55)	$(3.81)	$(1.34)

Weighted average number of basic and diluted shares outstanding (6)	65,024,417	62,632,384	63,982,766	62,614,387

Comprehensive loss	$(136,629)	$(30,770)	$(221,445)	$(90,414)

(1)         Cost of sales for the three and six months ended June 30, 2014 includes idle mine costs of approximately $4.5 million and transportation take or pay charges of approximately $6.4 million related to the idling of the Canadian operations.

(2)         For the three and six months ended June 30, 2014, includes an impairment charge of $23.0 million to reduce the carrying value of the Blue Creek Coal Terminal assets held for sale to their fair value less costs to sell and $8.3 million of restructuring charges primarily incurred in connection with the idling of the Canadian operations in the second quarter of 2014.  The three and six months ended June 30, 2013 include a benefit associated with the accelerated closure of the Alabama North River mine in 2013, partially offset by restructuring charges incurred in connection with the curtailment of operations at our Willow Creek mine.

(3)         Interest expense, net reflects an increase in the effective interest rates on our outstanding debt due to amendments to our 2011 Credit Agreement and interest on the senior notes issued in 2013 and 2014.

(4)         Gain (loss) on extinguishment of debt for the three and six months ended June 30, 2014 includes a net gain of $11.4 million recognized on the exchange of $35.0 million in principal amount of the 9.875% Senior Notes for 3.15 million shares of common stock.  The six months ended June 30, 2014 also reflects accelerated amortization of approximately $13.9 million of deferred financing costs associated with the refinancing of term loan A debt through the issuance of senior notes in the first quarter of 2014.  The six months ended June 30, 2013 includes accelerated amortization of debt expense of $6.0 million associated with the $250.0 million prepayment of principal on term loans A and B debt upon the issuance of $450.0 million in principal amount of 8.5% senior notes.  The Condensed Consolidated Statements of Operations for prior periods has been revised to present accelerated amortization of debt issuance costs, previously classified in interest expense, as a component of the gain or loss on debt extinguishments.

(5)         Income taxes for the three and six months ended June 30, 2014 exclude tax benefits related to U.S. operating losses as there currently is not sufficient evidence that those benefits would be realized.

(6)         In periods of net loss, the number of shares used to calculate diluted earnings per share is the same as that used to calculate basic earnings per share.

WALTER ENERGY, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in thousands)
Unaudited

	For the three months		For the six months
	ended June 30,		ended June 30,
	2014	2013	2014	2013

REVENUES:
U.S. Operations	$298,685	$321,009	$629,349	$660,234
Canadian and U.K. Operations	79,044	119,873	160,621	271,317
Other	622	614	2,266	1,288
Revenues	$378,351	$441,496	$792,236	$932,839

OPERATING INCOME (LOSS):
U.S. Operations	$(30,409)	$37,333	$(24,539)	$30,376
Canadian and U.K. Operations	(66,426)	(66,347)	(119,044)	(115,113)
Other	(2,604)	(1,539)	(2,918)	(9,436)
Operating loss	$(99,439)	$(30,553)	$(146,501)	$(94,173)

DEPRECIATION AND DEPLETION:
U.S. Operations	$37,694	$31,189	$76,760	$78,662
Canadian and U.K. Operations	31,509	36,620	68,219	69,852
Other	613	511	1,261	996
Depreciation and depletion	$69,816	$68,320	$146,240	$149,510

CAPITAL EXPENDITURES:
U.S. Operations	$29,490	$38,803	$39,741	$66,204
Canadian and U.K. Operations	1,435	7,231	2,044	13,545
Other	270	190	1,691	502
Capital expenditures	$31,195	$46,224	$43,476	$80,251

WALTER ENERGY, INC. AND SUBSIDIAIRES
QUARTERLY SUPPLEMENTAL FINANCIAL DATA
(Ton information in 000’s metric tons and dollars in USD)
Unaudited

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013			Three Months Ended March 31, 2014
	U.S. Operations	Canadian and U.K. Operations	Total	U.S. Operations	Canadian and U.K. Operations	Total	U.S. Operations	Canadian and U.K. Operations	Total
Total Metallurgical
Sales Metric Tons	2,041	669	2,710	1,621	819	2,440	2,011	598	2,609
Production Metric Tons	1,924	519	2,443	2,070	879	2,949	2,065	1,060	3,125
Average Net Selling Price	$113.64	$115.96	$114.21	$153.99	$143.31	$150.41	$127.39	$123.60	$126.52
Average Cash Cost of Sales per Ton (1)(2)	$90.83	$126.78	$99.70	$101.12	$163.43	$122.04	$95.52	$149.45	$107.89
Average Cash Cost of Production per Ton (1)	$70.34	$82.71	$72.97	$68.22	$102.62	$78.47	$62.06	$81.76	$68.74

Low Vol Hard Coking
Sales Metric Tons	1,329	—	1,329	983	37	1,020	1,266	—	1,266
Production Metric Tons	1,200	—	1,200	1,272	3	1,275	1,460	—	1,460
Average Net Selling Price	$114.77	$—	$114.77	$158.93	$146.31	$158.47	$130.51	$—	$130.51
Average Cash Cost of Sales per Ton (1)(2)	$85.26	$—	$85.26	$91.52	$224.76	$96.35	$83.69	$—	$83.69
Average Cash Cost of Production per Ton (1)	$63.73	$—	$63.73	$57.99	$107.17	$58.11	$49.09	$—	$49.09

Mid Vol Hard Coking
Sales Metric Tons	593	315	908	500	317	817	619	278	897
Production Metric Tons	583	73	656	596	411	1,007	474	491	965
Average Net Selling Price	$110.54	$123.35	$114.99	$154.94	$154.35	$154.71	$122.59	$130.91	$125.17
Average Cash Cost of Sales per Ton (1)(2)	$108.13	$128.18	$115.08	$127.28	$162.19	$140.83	$121.85	$150.08	$130.60
Average Cash Cost of Production per Ton (1)	$82.16	$133.69	$87.86	$81.69	$123.36	$98.71	$97.88	$85.92	$91.80

High Vol Hard Coking
Sales Metric Tons	119	—	119	138	—	138	126	—	126
Production Metric Tons	141	—	141	202	—	202	131	—	131
Average Net Selling Price	$106.32	$—	$106.32	$110.15	$—	$110.15	$112.66	$—	$112.66
Average Cash Cost of Sales per Ton (1)(2)	$81.90	$—	$81.90	$106.69	$—	$106.69	$104.21	$—	$104.21
Average Cash Cost of Production per Ton (1)	$77.72	$—	$77.72	$92.95	$—	$92.95	$76.97	$—	$76.97

Low Vol PCI
Sales Metric Tons	—	354	354	—	465	465	—	320	320
Production Metric Tons	—	446	446	—	465	465	—	569	569
Average Net Selling Price	$—	$109.37	$109.37	$—	$135.55	$135.55	$—	$117.26	$117.26
Average Cash Cost of Sales per Ton (1)(2)	$—	$124.76	$124.76	$—	$159.48	$159.48	$—	$147.28	$147.28
Average Cash Cost of Production per Ton (1)	$—	$73.31	$73.31	$—	$84.27	$84.27	$—	$78.16	$78.16

Thermal
Sales Metric Tons	196	26	222	305	12	317	328	15	343
Production Metric Tons	140	5	145	407	12	419	155	19	174
Average Net Selling Price	$75.03	$126.24	$80.99	$68.03	$111.03	$69.65	$62.16	$113.15	$64.38
Average Cash Cost of Sales per Ton (1)(2)	$89.20	$125.80	$93.45	$92.48	$252.27	$98.52	$59.15	$203.06	$65.42
Average Cash Cost of Production per Ton (1)	$55.40	$397.78	$67.27	$63.34	$115.73	$64.89	$56.27	$192.36	$70.65

(1)              Average Cash Cost of Sales per Ton is based on reported Cost of Sales and includes items such as freight, royalties, manpower, fuel and other similar production and sales cost items but excludes depreciation, depletion, postretirement benefits, and idle mine costs. Average Cash Cost of Production per Ton is based on period costs of mining and includes items such as manpower, fuel and other similar production items but excludes depreciation, depletion and postretirement benefits, and idle mine costs. Average Cash Cost of Sales per Ton is a non-GAAP financial measure which is not calculated in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe Average Cash Cost of Sales per Ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Average Cash Cost of Sales per Ton may not be comparable to similarly titled measures used by other companies.

(2)              Reconciliation of Cash Cost of Sales per Ton to Cost of Sales as disclosed (in thousands USD):

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014
Cash Cost of Sales as calculated from above (sales tons times average cash cost per ton)	$290,933	$329,008	$303,924
Canada idle mine costs	4,509	—	—
Canada transportation take or pay charges	6,394	—	—
Cash Cost of other products	41,925	38,608	45,951
Total Cost of Sales	$343,761	$367,616	$349,875

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
Unaudited

	June 30,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$293,472	$260,818
Receivables, net	231,032	281,763
Inventories	274,482	312,647
Deferred income taxes	32,079	37,067
Prepaid expenses	45,361	39,022
Assets held for sale (1)	24,150	—
Other current assets	12,504	18,031
Total current assets	913,080	949,348
Mineral interests, net	2,887,612	2,905,002
Property, plant and equipment, net	1,547,280	1,637,552
Other long-term assets	113,926	98,958
TOTAL ASSETS	$5,461,898	$5,590,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$15,353	$9,210
Accounts payable	60,451	92,712
Accrued expenses	142,831	133,870
Accumulated postretirement benefits obligation	30,887	30,036
Other current liabilities	225,713	214,073
Total current liabilities	475,235	479,901
Long-term debt	2,880,951	2,769,622
Deferred income taxes	783,591	822,867
Accumulated postretirement benefits obligation	574,856	570,712
Other long-term liabilities	189,930	195,064
TOTAL LIABILITIES	4,904,563	4,838,166
STOCKHOLDERS’ EQUITY	557,335	752,694
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,461,898	$5,590,860

(1)         As of June 30, 2014, the Company classified the Blue Creek Coal Terminal assets as assets held for sale.  The Company recorded an impairment charge of approximately $23.0 million to reduce the carrying value of these assets to their fair value less costs to sell.  This charge is included in restructuring and asset impairments in the Condensed Consolidated Statements of Operations.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2014
($ in thousands, except per share amounts)
Unaudited

					Accumulated
			Capital in		Other
		Common	Excess of	Accumulated	Comprehensive
	Total	Stock	Par Value	Deficit	Loss

Balance at December 31, 2013	$752,694	$626	$1,613,256	$(698,930)	$(162,258)

Net loss	(243,569)	—	—	(243,569)	—
Other comprehensive income, net of tax	22,124	—	—	—	22,124
Dividends paid, $0.02 per share	(1,284)	—	(1,284)	—	—
Stock-based compensation	4,865	—	4,865	—	—
Issuance of common stock in connection with the extinguishment of debt	22,696	32	22,664	—	—
Other	(191)	—	(191)	—	—
Balance at June 30, 2014	$557,335	$658	$1,639,310	$(942,499)	$(140,134)

WALTER ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months		For the six months
	ended June 30,		ended June 30,
($ in thousands)	2014	2013	2014	2013

Net loss	$(151,391)	$(34,492)	$(243,569)	$(83,936)
Interest expense, net	73,402	52,985	138,834	98,952
Income tax benefit	(9,075)	(49,760)	(45,036)	(115,799)
Depreciation and depletion expense	69,816	68,320	146,240	149,510
Earnings before interest, income taxes, and depreciation and depletion (EBITDA) (1)	(17,248)	37,053	(3,531)	48,727
Restructuring and asset impairments	31,342	(5,741)	31,342	1,699
(Gain) loss on extinguishment of debt	(11,397)	—	2,492	6,001
Canada transportation take or pay charges	6,394	—	6,394	—
Other items, including proxy contest expenses and foreign currency adjustments	3,480	5,429	404	12,267
(Gain) Loss on interest rate swap hedge ineffectiveness	(978)	—	723	—
Adjusted EBITDA (2)	$11,593	$36,741	$37,824	$68,694

RECONCILIATION OF ADJUSTED NET LOSS TO AMOUNTS REPORTED UNDER US GAAP:

	For the three months		For the six months
	ended June 30,		ended June 30,
($ in thousands)	2014	2013	2014	2013

Net loss	$(151,391)	$(34,492)	$(243,569)	$(83,936)
Restructuring and asset impairments, net of tax	28,811	(3,432)	28,811	1,418
(Gain) loss on extinuguishment of debt	(11,397)	—	2,492	3,708
Canada transportation take or pay charges, net of tax	4,116	—	4,116	—
Other items, including proxy contest expenses and foreign currency adjustments, net of tax	2,569	3,261	975	7,527
(Gain) loss on interest rate swap hedge ineffectiveness	(978)	—	723	—
Adjusted net loss (3)	$(128,270)	$(34,663)	$(206,452)	$(71,283)

Weighted average number of basic and diluted shares outstanding	65,024,417	62,632,384	63,982,766	62,614,387

Adjusted basic and diluted loss per share:	$(1.97)	$(0.55)	$(3.23)	$(1.14)

(1)         EBITDA  is defined as net loss before interest expense, interest income, income taxes, and depreciation and depletion expense. EBITDA is a financial measure which is not calculated in conformity with GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe that EBITDA is a useful measure as some investors and analysts use EBITDA to compare us against other companies and to help analyze our ability to satisfy principal and interest obligations and capital expenditure needs. EBITDA may not be comparable to similarly titled measures used by other companies.

(2)         Adjusted EBITDA is defined as EBITDA further adjusted to exclude restructuring and asset impairment charges, (gain) loss on interest rate swap hedge ineffectiveness, gain (loss) on extinguishment of debt, Canada transportation take or pay charges and other items including proxy contest expenses and foreign currency adjustments.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors  should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

(3)         Adjusted net loss is defined as net loss net of restructuring and asset impairment charges, (gain) loss on interest rate swap hedge ineffectiveness, gain (loss) on extinguishment of debt, Canada transportation take or pay charges, and other items including proxy contest expenses and foreign currency adjustments, net of tax.  Adjusted net loss is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted net loss are significant to a reader in understanding and assessing our results of operations.  Therefore, Adjusted net loss should not be considered in isolation, nor as an alternative to net loss under generally accepted accounting principles.

WALTER ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in thousands)
Unaudited

	For the six months ended June 30,
	2014	2013
OPERATING ACTIVITIES
Net loss	$(243,569)	$(83,936)

Adjustments to reconcile net loss to net cash flows used in operating activities:

Depreciation and depletion	146,240	149,510
Deferred income tax benefit	(41,257)	(77,717)
Amortization of debt issuance costs	8,356	8,014
Loss on extinguishment of debt	2,492	6,001
Other	39,183	8,402

Decrease (increase) in current assets:
Receivables	34,710	(2,302)
Inventories	30,774	(24,281)
Prepaid expenses and other current assets	(6,437)	(8,826)

Increase (decrease) in current liabilities:
Accounts payable	(32,227)	24,483
Accrued interest	9,168	8,245
Accrued expenses and other current liabilities	13,559	(31,695)
Cash flows used in operating activities	(39,008)	(24,102)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(43,476)	(80,251)
Other	(350)	964
Cash flows used in investing activities	(43,826)	(79,287)

FINANCING ACTIVITIES
Proceeds from issuance of debt	553,000	450,000
Retirements of debt	(414,124)	(259,200)
Dividends paid	(1,284)	(15,638)
Debt issuance costs	(21,325)	(15,080)
Other	(191)	(600)
Cash flows provided by financing activities	116,076	159,482

EFFECT OF FOREIGN EXCHANGE RATES ON CASH	(588)	(1,816)

Net increase in cash and cash equivalents	32,654	54,277
Cash and cash equivalents at beginning of period	260,818	116,601
Cash and cash equivalents at end of period	$293,472	$170,878